Exhibit 10.27

Novellus Systems, Inc. 4000 North First Street San Jose, CA 95134 TEL. (408) 943-9700 FAX: (408) 943-3422 October 4, 2004

Mr. Fusen Chen

Dear Fusen:

I am pleased to offer you the position of Senior Vice President, Asia Operations, reporting to Tom St. Dennis, Executive Vice President of Sales, Worldwide Service and Marketing.

Your starting salary will be $24,166.67 per month, which when annualized is $290,000.

In addition to this, a Stock Option Grant of 100,000 shares will be available to you subject to approval by the Board of Directors. These options will vest 25% per year over a four (4) year period beginning on the date of grant, typically the 3rd Thursday of the month after your start date.

You will also receive a restricted stock award in the amount of 30,000 shares of the Company’s common stock. These shares are not stock options, but rather fully paid for shares of restricted stock subject to Board of Director and Shareholder approval. 15,000 shares will vest 5,000 per year over a three (3) year period beginning on your start date. An additional 15,000 shares will be granted in April of 2005 with a five (5) year cliff vesting period.

You will also be eligible to participate in the Novellus Key Director/Manager Bonus Program at a 100% target of your base salary. The bonus will be calculated as follows:

•        50% of the bonus will be based on an annual bookings target to be established after your start date.

•        50% of the bonus will be based on successful completion of company objectives.

This bonus will be pro-rated for the first year. On-going participation in this program is subject to annual review by the Executive Staff and Compensation Committee.

Novellus has an excellent benefits program including health, dental, vision, life and long term disability insurance coverage. Novellus will pay one hundred percent of the cost of your coverage and a portion for your dependents in accordance with the terms of the benefits program in question.

This offer of employment is contingent upon your:

(1) Completion of the Novellus Employment Application

(2) Completion of the background check authorization and disclosure forms and successful execution of a background check in accordance with Company Policy (Enclosed)

(3) Signing of the Novellus Proprietary Information Agreement

(4) Signing of the Novellus Employment Practices Acknowledgement

(5) Providing verification of your eligibility for employment in the United States.

A Novellus Application and an Employment Eligibility Verification form (I-9) are enclosed to assist you in providing the information to Novellus on your first day of work.

Novellus is an at-will employer, which means that either you or the Company has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason or no reason.

This offer is the full and complete statement of the parties understanding, supersedes any other communication, whether verbal or written, regarding your employment and can only be modified by a written statement signed by you and an Officer of the Company (or his or her authorized designee). This offer is valid until October 15, 2004.

Please acknowledge your acceptance of this offer by signing below. The entire Novellus staff looks forward to you joining us and becoming a key person with our growing team.

Sincerely,

/s/ Tom St. Dennis
Tom St. Dennis

Executive Vice President of Sales, Worldwide Service and Marketing

Novellus Systems, Inc.

/s/ Fusen Chen	10/04/04
Accepted (Signature)	Date

Oct/04/04
Available Start Date